Exhibit 99.1

Contact:

Denise T. Powell

Sr. Director, Corporate Communications

Threshold Pharmaceuticals, Inc.

650-474-8206

dpowell@thresholdpharm.com

THRESHOLD PHARMACEUTICALS ANNOUNCES PRIVATE EQUITY FINANCING OF $35 MILLION

REDWOOD CITY, CA – September 30, 2009 – Threshold Pharmaceuticals, Inc. (Nasdaq: THLD), today announced that it has entered into a securities purchase agreement with a select group of new investors that includes Federated Kaufmann Fund (“Federated”), Frazier Healthcare Ventures and Great Point Partners, LLC plus several of the Company’s existing institutional investors and certain members of management, for the sale of approximately $35 million of its common stock and warrants to purchase common stock in a private placement. Each unit, consisting of one share of common stock and a warrant to purchase 0.4 of a share of common stock, will be sold at a purchase price of $1.91, which is equal to the consolidated closing bid price of the common stock as reported on the Nasdaq Capital Market on September 29, 2009, plus $0.05. The warrants will have a five-year term and an exercise price equal to $2.23 per share, subject to adjustment under certain circumstances. In connection with the offering, Federated will have the right to have one designee who is approved by the Company’s Board of Directors (“Board”) nominated to the Board so long as Federated continues to own a specified percentage of the Company’s outstanding common stock, or until such time as this right becomes inconsistent with the rules, regulations and guidance of the Nasdaq Stock Market.

The Company anticipates raising gross proceeds of approximately $35 million and issuing approximately 18.3 million shares of common stock, and warrants to purchase approximately 7.3 million shares of common stock. MTS Securities, LLC, an affiliate of MTS Health Partners and Reedland Capital Partners, an institutional division of Financial West Group served as co-placement agents in the offering.

The Company anticipates that the offering will close on October 5, 2009, subject to customary closing conditions. The Company will file a shelf Registration Statement on Form S-3 with the Securities Exchange Commission for the resale of the securities within thirty days of closing.

The shares and warrants offered in the private placement and the shares issuable upon the exercise of the related warrants have not been registered under the Securities Act of 1933, as amended, or state securities laws, and may not be offered or sold in the United States without being registered with the Securities and Exchange Commission (“SEC”) or through an applicable exemption from SEC registration requirements. The shares of common stock and warrants were offered only to accredited investors. The Company has agreed to file a registration statement with the SEC covering the resale of the shares issuable in the offering and upon the exercise of the warrants.

1300 Seaport Boulevard, Suite 500, Redwood City, CA 94063 tel: 650.474.8200 fax: 650.474.2529 www.thresholdpharm.com

The Company intends to use the proceeds of this financing for research and development, working capital and general corporate purposes.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of any of the securities referred to in this news release in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state. Any offering of the Company’s common stock under the resale registration statements referred to in this news release will be made only by means of a prospectus.

About Threshold Pharmaceuticals

Threshold is a biotechnology company focused on the discovery and development of drugs targeting Tumor Hypoxia, the low oxygen condition found in microenvironments of most solid tumors. This approach offers broad potential to treat most solid tumors. By selectively targeting tumor cells, we are building a pipeline of drugs that hold promise to be more effective and less toxic to healthy tissues than conventional anticancer drugs. For additional information, please visit the website (www.thresholdpharm.com).

Forward-Looking Statements

Except for statements of historical fact, the statements in this press release are forward-looking statements, including statements regarding Threshold’s product candidates and approach to developing new product candidates, clinical trials and anticipated results, potential therapeutic uses and benefits of our product candidates and financial results, estimates, projections and requirements. These statements involve risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, Threshold’s ability to attract and retain employees, commence, enroll or complete its anticipated clinical trials, the time and expense required to conduct such clinical trials and analyze data, issues arising in the regulatory or manufacturing process and the results of such clinical trials (including product safety issues and efficacy results). Further information regarding these and other risks is included under the heading “Risk Factors” in Threshold’s Quarterly Report on Form 10-Q, which was filed with the Securities Exchange Commission on August 6, 2009 and is available from the SEC’s website (www.sec.gov) and on our website (www.thresholdpharm.com) under the heading “Investors.” We undertake no duty to update any forward-looking statement made in this news release.

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1300 Seaport Boulevard, Suite 500, Redwood City, CA 94063 tel: 650.474.8200 fax: 650.474.2529 www.thresholdpharm.com